Exhibit 4.1

COMSTOCK RESOURCES, INC.,

EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO

and

American Stock Transfer & Trust Company, LLC,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

dated as of July 13, 2018

to

INDENTURE

dated as of September 6, 2016

7¾% Convertible Secured PIK Notes due 2019

This SECOND SUPPLEMENTAL INDENTURE, dated as of July 13, 2018 (this “Supplemental Indenture”) is among COMSTOCK RESOURCES, INC., a Nevada corporation (hereinafter called the “Company”), the SUBSIDIARY GUARANTORS named on the signature pages hereto and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (hereinafter called the “Trustee”) under the Indenture, dated as of September 6, 2016, among the Company, the Subsidiary Guarantors from time to time party thereto and the Trustee (as heretofore amended, supplemented or otherwise modified, the “Indenture”). Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

RECITALS

WHEREAS, pursuant to the Indenture, the Company issued its 7¾% Convertible Secured PIK Notes due 2019 (the “Notes”);

WHEREAS, Section 9.01(a)(2) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, without the consent of the Holders of the Notes, to surrender any right or power conferred in the Indenture upon the Company, and Section 9.01(a)(4) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, without the consent of the Holders of the Notes, to cure any ambiguity, correct or supplement any provision in the Indenture which may be inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of any Holder;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Restated Articles of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

WHEREAS, the Company hereby requests that the Trustee join with the Company and the Subsidiary Guarantors in the execution of this Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, each party hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01Amendment to Article 12. The Indenture is hereby amended as follows:

(a)Section 12.01(b) of the Indenture is hereby amended by deleting in its entirety the first sentence thereof and replacing it with the following:

Following the receipt of the Required Stockholder Approval and the effectiveness of the Charter Amendment, the Company shall convert (the “Mandatory Conversion”) any outstanding Notes into a number of shares of Common Stock per $1,000 principal amount of Notes equal to the Conversion Rate then in effect (plus cash in lieu of fractional shares) if the Daily VWAP of the Common Stock exceeds or is equal to the Threshold Price in effect on each applicable Trading Day for at least 15 consecutive Trading Days, which 15 consecutive Trading Day period shall not commence prior to the earlier of (i) October 12, 2018 and (ii) the termination of the Contribution Agreement, dated May 9, 2018 by and among Arkoma Drilling, L.P., Williston Drilling, L.P. and the Company (the “Mandatory Conversion Event”).

Section 1.02No Other Amendments. Except as amended in this Article I, all provisions of the Indenture remain in full force and effect.

ARTICLE II

MISCELLANEOUS

Section 2.01Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

Section 2.02Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.04Effectiveness. This Supplemental Indenture shall become effective on the date first above written.

Section 2.05Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. This Supplemental Indenture constitutes a Company Request in accordance with Section 9.01(a) of the Indenture.

Section 2.06Responsibility of Trustee. The recitals and statements contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Supplemental Indenture.

Section 2.07Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company and the Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 2.08Severability.  In case any provision in this Supplemental Indenture or in the Notes or the Subsidiary Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

Section 2.09 Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 2.10Governing Law. THIS SUPPLEMENTAL INDENTURE IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.12Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. This Supplemental Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (.pdf) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

Company:

Comstock Resources, Inc.

By:	/s/ ROLAND O. BURNS
Name:	Roland O. Burns
Title:	President

Subsidiary Guarantors:

Comstock Oil & Gas, LP

By:Comstock Oil & Gas GP, LLC,
its general partner

By:Comstock Resources, Inc.,
its sole member

By:/s/ ROLAND O. BURNS

Name:	Roland O. Burns

Title:President

Comstock Oil & Gas - Louisiana, LLC

By:/s/ ROLAND O. BURNS

Name:	Roland O. Burns

Title:President

Comstock Oil & Gas GP, LLC

By:/s/ ROLAND O. BURNS

Name:	Roland O. Burns

Title:President

[Signature Page to Comstock Resources, Inc. Second Supplemental Indenture]

Comstock Oil & Gas Investments LLC

By:/s/ ROLAND O. BURNS

Name:	Roland O. Burns

Title:Manager

Comstock Oil & Gas Holdings, Inc.

By:/s/ ROLAND O. BURNS

Name:	Roland O. Burns

Title:President

Trustee:

American Stock Transfer & Trust Company, LLC, as Trustee

By:	/s/ PAUL H. KIM

Name: Paul H. Kim

Title: Asst. General Counsel

[Signature Page to Comstock Resources, Inc. Second Supplemental Indenture]